BAR HARBOR BANKSHARES
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I
PURPOSE

This Bar Harbor Bankshares Executive Change in Control Severance Plan (the “Plan”) has been established by Bar Harbor Bankshares, a Maine corporation (the “Company”) on November 20, 2018 (the “Effective Date”) to provide Participants with the opportunity to receive severance protection in connection with a Change in Control of the Company and/or Bar Harbor Bank & Trust, a subsidiary of the Company (the “Bank”). The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity, and dedication of management in the event of any Change in Control to maximize the value of the Company and/or Bank on a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

ARTICLE II
DEFINITIONS

“Administrator” means the Compensation Committee or any committee thereof duly authorized by the Board to administer the Plan.

“Applicable Benefits Multiplier” means the multiplier (expressed as a number of months) contained in a Participant’s Participation Agreement that used to determine the portion of the Participant’s Severance Payments described in Section 4.01(b).

“Applicable Severance Multiplier” means the multiplier (expressed as a number of months) contained in a Participant’s Participation Agreement that is used to determine the portion of the Participant’s Severance Payments described in Section 4.01(a).

“Bank” means “Bank” as defined in ARTICLE I, and includes any successor or assign.

“Base Salary” means a Participant’s annualized base compensation at the rate in effect on the Effective Date, and in all cases excluding bonuses, commissions, overtime or any other form of variable or extra compensation.

“Beneficial Owner” means “Beneficial Owner” as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.

“Board” means the Board of Directors of the Company except to the extent the Board has delegated its authority to the Board of Directors of the Bank.

“Business Combination” means any cash tender or exchange offer, merger or other business combination, sale of stock, or sale of all or substantially all of the assets, or any combination of the foregoing transactions.

“Cause” means, with respect to a Participant:

(a)the Participant’s conviction by a court of competent jurisdiction of a felony involving dishonesty or fraud on the part of the Participant in violation of applicable law in his or her relationship with the Employer Group or any willful misconduct by the Participant which is materially injurious to the Employer Group, monetarily;

(b)any failure by the Participant substantially to perform any reasonable directions of the Board or the Participant’s supervisor (other than failure resulting from Disability or death) in relation to a matter of material importance to the Employer Group and that comply with applicable laws and regulations and that are consistent with Participant’s duties and responsibilities to the Employer Group, within thirty (30) days after delivery to the Participant by the Board or supervisor of a written demand for substantial performance, which written demand shall specifically identify the manner in which the Board or supervisor believes that the Participant has not substantially performed; or

(c)the Participant intentionally provides materially false or misleading information to, or otherwise misleads in any material respect, the Board, any committee thereof, or any supervisor of the Participant.

“Change in Control” means the occurrence of any one of the following events:

(a)any person, including a group, as such term is used in Section 13(d) of the Exchange Act, becomes the Beneficial Owner, directly or indirectly, of securities of the Company or the Bank representing more than fifty percent (50%) of the combined voting power of the Company’s or the Bank’s then outstanding securities, other than as a result of an issuance of securities initiated by the Company or the Bank in the ordinary course of its business;

(b)the Incumbent Board members cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of Incumbent Board members or (ii) recommended by a corporate governance committee comprised entirely of Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer;

(c)the Company or the Bank is party to a Business Combination unless, following consummation of the Business Combination, more than fifty percent (50%) of the outstanding voting securities of the resulting entity are beneficially owned, directly or indirectly, by the holders of the Company’s or the Bank’s outstanding voting securities immediately prior to the Business Combination in substantially the same proportions as those existing immediately prior to the Business Combination; or

(d)the stockholders of the Company or the Bank approve a plan of complete liquidation of the Company or the Bank or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets to another person or entity that is not a wholly-owned subsidiary of the Company or the Bank.

A Change in Control shall exclude any internal corporate change, reorganization, or other such event, and a purchase of securities or assets of the Company or the Bank by any employee benefit plan maintained by the Company or the Bank, which occurred prior to or may occur following the Effective Date of this Plan. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company and/or the Bank, a change in the effective control of the Company and/or the Bank, or a change in the ownership of a substantial portion of the Company’s and/or Bank’s assets under Section 409A of the Code.

“Claimant” means “Claimant” as defined in Section 9.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

“Company” means “Company” as defined in ARTICLE I, and includes any successor or assign.

“Compensation Committee” means the Compensation Committee of the Board.

“Confidential Information” means any and all information and compilations of information, in whatever form or medium (including any copies thereof), relating to any part of the business of the Employer Group, or the business of their customers, provided to the Participant, or which the Participant obtained or compiled or had obtained or compiled on the Participant’s behalf, which information or compilations of information are not a matter of public record or generally known or available to the public, or to those active in and/or knowledgeable of the banking and financial services industry, including, without limitation, but subject to the foregoing:

(a)financial information regarding the Employer Group;

(b)personnel data, including compensation arrangements relating to the Participant or any other employees of the Employer Group (provided that the foregoing shall not restrict the Participant’s right to disclose this Plan to the Participant’s advisers);

(c)internal plans, practices, and procedures of the Employer Group;

(d)the names, portfolio information, investment strategies, requirements, lending or deposit information, or any similar information of any customers, clients, or prospects of the Employer Group to the extent the Employer Group is in discussions with any such prospect and to the extent that any such prospect is not generally known to those active in or knowledgeable of the banking and financial services industry;

(e)business methods and marketing strategies of the Employer Group;

(f)any other information expressly identified to the Participant as confidential by the officers and directors of the Employer Group; and

(g)the terms and conditions of this Plan, the Participation Agreement, and any documents or instruments executed in connection herewith that are not of public record (provided that the foregoing shall not restrict the Participant’s right to disclose this Plan to the Participant’s advisors).

“Covered Payments” means “Covered Payments” as defined in Section 7.01.

“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the one-year anniversary of the occurrence of the Change in Control.

“Disability” means, with respect to a Participant, a condition: (a) which causes the Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months; or (b) which results in the Participant receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months, income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Disability shall be deemed to exist only when the disability has been certified to the Board by a licensed physician approved by the Board.

“Effective Date” means “Effective Date” as defined in ARTICLE I.

“Eligible Employee” means the chief executive officer of the Company and any other full-time employee of the Employer who is recommended by the chief executive officer to the Administrator to be a key employee who should be eligible to participate in the Plan. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

“Employer” means the Company, the Bank or either of their respective successors or assigns.

“Employer Group” means the Employer and any subsidiaries and other affiliates of the Employer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excise Tax” means “Excise Tax” as defined in Section 7.01.

“Good Reason” means, with respect to a Participant:

(a)a material reduction in the Participant’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(b)a material reduction in the Participant’s target annual bonus opportunity;

(c)a material diminution in the budget over which the Participant retains authority;

(d)a relocation of the Participant’s principal place of employment by more than one hundred (100) miles;

(e)the Employer’s failure to obtain an agreement from any successor to the Company or the Bank to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Employer would be required to perform, except where such assumption occurs by operation of law;

(f)a material diminution or adverse change in the Participant’s authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law); or

(g)any other action or inaction that constitutes a material breach by the Employer Group of this Plan or any other agreement under which the Participant provides services to the Employer Group or the Employer Group provides compensation or benefits to the Participant. The Participant cannot terminate his or her employment for Good Reason unless he or she has provided a written notice of termination to the Employer of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Employer Group has had at least thirty (30) days from the date on which the notice of termination is provided to cure such circumstances, if curable. If the Participant does not terminate his or her employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

“Healthcare Coverage” means coverage for a Participant and his or her tax-qualified dependents under the Employer’s group health plan that provides medical care (including group dental and vision), based on the applicable plans and the Participant’s coverage elections in effect immediately prior to the Participant’s Qualifying Termination date. The Employer’s group health plan does not include other benefits offered under an Employer welfare plan such as life insurance and disability insurance.

“Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board.

“Parachute Payments” means “Parachute Payments” as defined in Section 7.01.

“Participant” means “Participant” as defined in Section 3.01.

“Participation Agreement” means the latest participation agreement delivered by the
Employer to a Participant informing the Eligible Employee of the Eligible Employee’s participation in the Plan.

“Plan” means “Plan” as defined in ARTICLE I, and as may be amended and/or restated from time to time.

“Qualifying Termination” means the termination of a Participant’s employment with the Employer during the Covered Period either:

(a)by the Employer without Cause; or

(b)by the Participant for Good Reason.

“Reduced Amount” means “Reduced Amount” as defined in Section 7.01(a).

“Release” means “Release” as defined in Section 6.01(d).

“Restricted Territory” means a fifty (50) “air” mile radius from any location in which the Employer Group maintains an office as of the date of the Participant’s termination of employment with the Employer Group.

“Restrictive Period” means the period commencing on the Effective Date and terminating on the first (1st) year anniversary of the Participant’s termination of employment with the Employer Group, regardless of reason and whether or not the Participant incurs a Qualifying Termination.

“Severance Payments” mean “Severance Payments” as defined in Section 4.01.

ARTICLE III
PARTICIPATION

Section 3.01    Participants. Each Eligible Employee of the Employer who (a) is chosen by the Administrator to participate in the Plan; (b) receives a Participation Agreement from the Employer; (c) executes and returns such Participation Agreement to the Employer in accordance with the terms of the Participation Agreement; and (d) remains employed in an Eligible Employee position through the date of a Change in Control shall be a “Participant” in the Plan.

ARTICLE IV
SEVERANCE

Section 4.01 Severance Payments. If a Participant has a Qualifying Termination, then, subject to ARTICLE VI, the Employer will provide the Participant with the following payments (the “Severance Payments”):

(a)an amount equal to the product of (i) the Participant’s Applicable Severance Multiplier and (ii) the Participant’s monthly rate of Base Salary in effect on the date of the Participant’s Qualifying Termination, and

(b)an amount equal to the product of (i) the Participant’s Applicable Benefits Multiplier and (ii) the excess of the total monthly premium cost for the Participant’s Healthcare Coverage over the employee-paid portion of such premiums, as determined immediately before the Participant’s Qualifying Termination.

Section 4.02 Form of Severance Payments. The Severance Payments determined under Section 4.01 will be paid in a single lump-sum on the sixty first (61st) day following the date of the Participant’s Qualifying Termination.

ARTICLE V
EQUITY AWARDS

Section 5.01    Equity Awards. The Plan does not affect the terms of any outstanding equity awards granted by the Employer. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Employer equity plan or plans under which they were granted and any applicable award agreements.

ARTICLE VI
CONDITIONS

Section 6.01    Conditions. A Participant’s entitlement to any Severance Payments under ARTICLE IV will be subject to:

(a)the Participant executing and delivering to the Employer his or her Participation Agreement in accordance with the terms thereof;

(b)the Participant experiencing a Qualifying Termination;

(c)the Participant’s strict compliance, for the full duration of the Restrictive Period, with the covenants set forth in ARTICLE VIII; and

(d)the Participant executing a release of claims in favor of the Employer, its affiliates and their respective officers and directors in a form provided by the Employer (the “Release”) and such Release becoming effective and irrevocable within sixty (60) days following the Participant’s Qualifying Termination.

ARTICLE VII
SECTION 280G

Section 7.01    Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Employer Group to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this ARTICLE VII, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:

(a)reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, after taking into account the applicable federal, state, local and foreign income, employment and excise taxes, the “Reduced Amount”); or

(b)payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.

Section 7.02    Order of Reduction. Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(a)the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(b)all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Section 7.03    Determinations. Any determination required under this ARTICLE VII, including whether any payments or benefits are Parachute Payments, shall be made by the Employer in its sole discretion. The Participant shall provide the Employer with such information and documents as the Employer may reasonably request in order to make a determination under this ARTICLE VII. The Employer’s determination shall be final and binding on the Participant.

ARTICLE VIII
COVENANTS
Section 8.01    Non-Competition. As a condition of participating in this Plan, the Participant shall not do any of the following within the Restricted Territory during the Restrictive Period:

(a)engage in any brokerage, trust, banking, or other financial services as an owner, employee, consultant, representative, or in any other capacity;

(b)directly or indirectly request or advise any past, present, or future customers of the Employer Group to withdraw, curtail, or cancel his or her or its business with the Employer Group;

(c)directly or indirectly cause, suggest, or induce others to call on any past, present, or future customers of the Employer Group; or

(d)canvas, solicit, or accept any business on behalf of any other bank, trust, or other financial services business operating within the Restricted Territory, other than the Employer Group, from any past or present customer of the Employer Group.

Section 8.02    Non-Solicitation. As a condition of participating in this Plan, the Participant shall not, during the Restrictive Period, directly or indirectly, by any means or device whatsoever, for himself or herself or on behalf of, or in conjunction with, any other person, partnership, or corporation, solicit, entire, hire or attempt to hire or employ any employee of the Employer Group.

Section 8.03    Non-Disparagement. During the Restrictive Period, the Participant shall not, directly or indirectly, make any statements, declarations, announcements, assertions, remarks, comments or suggestions, orally or in writing, that individually or collectively are, or may be construed as being, defamatory, derogatory, negative, or disparaging to the Employer Group, including any successor to any member of the Employer Group, or to any director, officer, controlling shareholder, member, employee or agent of any of the foregoing.

Section 8.04    Confidentiality. The Participant shall not, without the prior written consent of the Employer Group, use or disclose, or negligently permit any unauthorized person to use, disclose, or gain access to, any Confidential Information, except in connection with any dispute that arises between the Employer Group and the Participant, in which case such disclosure may be made to the extent necessary to the Participant’s personal legal advisers and to courts having jurisdiction over such matters.

Section 8.05    Return of Information. Upon termination of employment, the Participant shall promptly deliver to the Employer: (i) all memoranda, (ii) notes, (iii) records, (iv) manuals or (v) other documents, including all copies of such materials containing Confidential Information, whether made or compiled by the Participant or furnished to the Participant from any source by virtue of the Participant’s relationship with the Employer Group.

Section 8.06    Cooperation. Regardless of the reason for the Participant’s cessation of employment with the Employer Group, the Participant shall furnish such information as may be in the Participant’s possession and will cooperate with the Employer Group, as may reasonably be requested, in connection with any claims or legal actions in which the Employer Group is or may become a party to. The Employer will reimburse the Participant for any reasonable out-of- pocket expenses the Participant incurs to satisfy his or her obligations under this Section 8.06.

Section 8.07    Reformation. To the extent that any covenant contained in this ARTICLE VIII is held to be invalid, illegal, or unenforceable because of the extent of activities, duration of such covenant, the geographic area covered thereby, or otherwise, the court making such determination shall reform the invalid, illegal, or unenforceable covenant to include as much of its nature and scope as will render it enforceable and, in its reduced form, enforce the covenant to the fullest extent of the law.

Section 8.08    Injunctive Relief. Upon a Participant’s breach of any covenant contained in this ARTICLE VIII, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it, including the recovery of damages from the Participant.

ARTICLE IX
CLAIMS PROCEDURES

Section 9.01    Claims for Benefits. A Participant not receiving Severance Payments who believes that he is eligible for such benefits, or a Participant disputing the amount of Severance Payments, or any such Participant’s or Participant’s authorized representative (the “Claimant”) may request in writing that his claim be reviewed by the Administrator. All such claims for benefits must be submitted to the Administrator at the address of the Employer’s corporate headquarters within sixty (60) days after the Participant’s termination of employment. The review of all claims for benefits shall be governed by the following rules:

(a)Unless special circumstances exist, a Claimant who has filed a claim shall be informed of the decision on the claim within ninety (90) days of the Administrator’s receipt of the written claim. This period may be extended by an additional ninety (90) days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 90-day period. The extension notice shall indicate:

i.The special circumstances requiring the extension of time; and

ii.The date, no later than one hundred eighty (180) days after receipt of the written claim, by which the Claimant can expect to receive a decision.

(b)If a claim for benefits is partially or wholly denied, the Claimant will receive a written notice that:

i.States the specific reason or reasons for the denial;

ii.Refers to the specific Plan provisions on which the denial is based;

iii.Describes and explains the need for any additional material or information that the Claimant must supply in order to perfect the claim; and

iv.Describes the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Section 9.02    Appeal of Denied Claims. If the Claimant’s claim is denied and he or she wants to submit a request for a review of the denied claim, the following rules apply:

(a)If a Claimant wants his or her denied claim to be reconsidered, the Claimant must send a written request for a review of the claim denial to the Administrator no later than sixty (60) days after the date on which he or she receives written notification of the denial. The Claimant may include any written comments, documents, records or other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relating to the claim for benefits. The Administrator’s review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(b)The Administrator shall review the denied claim and provide a written decision within sixty (60) days of the date the Administrator receives the Claimant’s written request for review. This period may be extended by an additional sixty (60) days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 60-day period. The extension notice shall indicate:

i.the special circumstances requiring the extension of time; and

ii.the date, no later than one hundred twenty (120) days after receipt of the written request for review, by which the Claimant can expect to receive a decision.

(c)If a claim for benefits is partially or wholly denied on appeal, the Claimant will receive a written notice that:

i.states the specific reason or reasons for denial;

ii.refers to the specific Plan provisions on which the denial is based;

iii.includes a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

iv.includes a statement of the right to bring a civil action under Section 502(a) of ERISA.

Section 9.03    Discretionary Authority. Any construction or interpretation of the Plan’s provisions or decisions that the Administrator adopts in good faith shall be binding upon all parties to, Participants in and beneficiaries of the Plan, subject only to any rights of review by the Administrator provided by the Plan, shall be given deference if subject to judicial review and shall be overturned only if arbitrary or capricious.

Section 9.04    Limitations on Legal Actions. Claimants must follow the claims procedures described in this ARTICLE IX before taking action in any forum regarding a claim for benefits under the Plan. Furthermore, any such action initiated by a Claimant under the Plan must be brought by the Claimant within one (1) year of a final determination on the claim for benefits under these claims procedures, or the Claimant’s benefit claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it.

Section 9.05    Attorney’s Fees. In case of any disputes after exhaustion of the claims procedures, the Employer and each Participant shall bear their own attorneys’ fees incurred in connection with any disputes between them.

ARTICLE X
ADMINISTRATION, AMENDMENT AND TERMINATION

Section 10.01 Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a)administer the Plan according to its terms and to interpret Plan policies and procedures;

(b)resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c)take all actions and make all decisions regarding questions of eligibility and entitlement to benefits,

and benefit amounts;

(d)make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e)process and approve or deny all claims for benefits; and

(f)decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 10.02 Duration. If a Change in Control has not occurred, the Plan will expire three (3) years from the Effective Date; provided, that the Plan will automatically extend for additional one (1)-year renewal terms following the end of the initial three (3)-year term. The Board may, however, determine at any time at least one (1) year before the end of the initial term or on or before the beginning of any renewal term that the Plan will not be extended after the end of the initial term or such renewal term, as applicable. Upon a Change in Control while the Plan is in effect, the Plan shall remain in effect through the end of the Covered Period.

Section 10.03 Amendment. The Company reserves the right to amend or terminate the Plan at any time, by providing at least ninety (90) days advance written notice to each Participant; provided that no such amendment that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

ARTICLE XI
GENERAL PROVISIONS

Section 11.01 At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Employer. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Employer or to interfere with the rights of the Employer to terminate the employment of any Participant at any time, with or without Cause.

Section 11.02 Effect on Other Plans, Agreements and Benefits.

(a)In order to avoid duplication of severance benefits, (i) any Severance Payments payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Employer or any agreement between the Participant and the Employer that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any Severance Payments payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b)Any Severance Payments payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Employer, except to the extent expressly provided therein.

Section 11.03 Mitigation and Offset. If a Participant obtains other employment, such other employment will not affect the Participant’s rights or the Employer’s obligations under the Plan.

Section 11.04 Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 11.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 11.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Employer. The Employer is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Employer other than as a general unsecured creditor.

Section 11.07 Successors. The Plan will be binding upon any successor to the Employer, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Employer would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Employer shall require any successor to the Employer to expressly and unconditionally assume the Plan in writing and honor the obligations of the Employer hereunder, in the same manner and to the same extent that the Employer would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 11.08 Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.

Section 11.09 Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 11.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Maine without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Maine, county of Hancock, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 11.11 Clawback; FDI Act Compliance. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Employer providing for clawback or recovery of amounts that were paid to the Participant. The Employer will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation. In addition, and not withstanding any provision herein to the contrary, any payments to a Participant under this Plan or otherwise are subject to and conditioned upon compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and any regulations promulgated thereunder.

Section 11.12 Withholding. The Employer shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Employer to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 11.13 Section 409A. It is intended that the payments and benefits set forth in ARTICLE IV are, to the greatest extent possible, exempt from the application of Section 409A of the Code, and the Plan shall be construed and interpreted accordingly. However, if the Employer determines that all or a portion of the Severance Payments provided under the Plan constitute “deferred compensation” under Section 409A of the Code and that the Participant is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A of the Code, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Participant’s “separation from service” (as defined under Section 409A of the Code) and the Employer shall (a) pay to the Participant a lump-sum amount equal to the sum of the payments that the Participant would otherwise have received during such six-month period had no such delay been imposed and (b) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. To the extent required by Section 409A of the Code, any payments to be made to a Participant upon his or her termination of employment shall only be made upon such Participant’s “separation from service” (as defined under Section 409A of the Code). The Employer makes no representations that the Severance Payments provided under the Plan comply with Section 409A of the Code, and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A of the Code.